COMPANY CONTACT: Curtis Schneekloth (419) 427-4768	FOR IMMEDIATE RELEASE November 6, 2007

Cooper Tire & Rubber Company Reports
Third Quarter Profit on Record Sales

Third Quarter Highlights

•	Net income for the quarter improved $55 million from the prior year to $30 million or 48 cents per share

•	Net sales increased 11 percent to a new third quarter record

•	Sales from International Operations increased 22 percent, achieving a new third quarter record

•	Operating profit for North American Operations improved $28 million from the prior year same quarter to $27 million

•	Year-to-date net cash provided by continuing operations improved over the prior year by $343 million

Findlay, Ohio, November 6, 2007 — Cooper Tire & Rubber Company (NYSE:CTB) today reported net income of $30 million or 48 cents per share for the quarter ended September 30, 2007. Income from continuing operations increased $41 million from a loss of $24 million for the same period last year, resulting in earnings per share of 29 cents from continuing operations. Income from discontinued operations also contributed $12 million or 20 cents per share for the quarter. The continued strong growth in earnings was accompanied by a new record of $768 million in sales for the quarter, an 11 percent increase over the same period last year.

Improved pricing in North America, and increased tire unit sales for the International segment, contributed to the dramatically improved results. The improvement was also supported by the ongoing cost and profit improvement initiative implemented throughout the year. As a result, operating profit improved to $33 million in the third quarter of 2007, compared with an operating loss of $5 million in the third quarter of 2006.

For the nine month period ended September 30, 2007, the Company’s net income improved to $69 million on $2.2 billion of sales. This is a $119 million improvement in net income over the same period a year ago.

North American Tire Operations

The Company’s North American tire operations reported sales of $576 million in the quarter, up 10 percent compared with $526 million in the third quarter of 2006. This increase was driven by improved pricing, as well as increased unit volumes in sport utility vehicle and broadline tires. North American operations increased market share during the quarter versus third quarter 2006.

Cooper’s unit shipments of light vehicle replacement tires in the U.S. were up approximately 2 percent in the quarter over the same period last year, exceeding the decrease of less than 1 percent for the industry as reported by the Rubber Manufacturers Association.

North American Tire generated $26.9 million in operating profit from continuing operations in the quarter, or an increase of $27.9 million compared with the third quarter of 2006. This improvement was the result of favorable pricing changes and the Company’s cost savings and profit improvement initiatives. The absence of production curtailments experienced in 2006 contributed a total of $10 million toward the improvement. Changes in last-in, first-out inventory valuations also contributed $14 million to the third quarter results. These were partially offset by unfavorable plant operations as the Company continues to align its production to meet future market needs and high demand. Raw material costs also negatively affected the quarter’s results by $6 million as compared with last year.

Discontinued operations relate to the segregation of operations of Oliver Rubber Company, a subsidiary which was sold in October 2007, tax benefits relating to release of a tax valuation allowance, and charges to reflect changes in estimated obligations retained following the sale of the Company’s former automotive group. Due to the impending sale of Oliver Rubber Company, the Company revised its judgment regarding the realization of certain deferred tax assets associated with tax attribute carryforwards in recognizing the tax benefits. Amounts included in the third quarter were income from the Oliver operations of $700,000, loss of $2.3 million from former automotive operations, and $14 million due to the change in the tax valuation allowance.

For the nine-month period ended September 30, 2007, North American operations generated $74 million of operating profit on $1.6 billion of net sales. This is an improvement of $103 million over operating profit during the same period a year ago.

International Tire Operations

The Company’s International Tire Operations reported sales of $236 million in the quarter, an increase of 22 percent compared with the third quarter of 2006. Cooper Europe continued to improve its operating profit while the segment’s sales in Asia increased by 32 percent, driven by a 28 percent increase in unit sales and favorable pricing improvements over the same period last year.

Operating profit for the International segment was $7.2 million in the third quarter of 2007, compared with $3.1 million in the third quarter of 2006. The segment increased operating profit on stronger sales and improved pricing, partially offset by higher raw material costs. Production continued to ramp up at the Cooper-Kenda joint venture plant in China.

Operating profit for the segment improved to $25 million for the first nine months of the year. This is a $10.8 million increase over the same period last year.

Management Commentary

Commenting on the results, Cooper President and CEO Roy Armes said, “During the third quarter we continued to deliver improved results to the top and bottom lines. People throughout the organization have been focused on executing the strategies that we previously identified and are excited about what the future holds for the Company. We aren’t satisfied with where we are, but we are pleased with what we’ve accomplished over the last year. North America had another quarter of dramatically improved operating profit, and our international segment has continued its impressive growth. This global growth has been accompanied by an improved balance sheet as our margins improve and we continue to focus on inventory management. As we launch into the fourth quarter, we expect to continue with our improvements, I have confidence that the employees at Cooper will execute to our expectations.

Outlook

“The story at Cooper during the first nine months of 2007 has been continued improvement and positive momentum,” Armes continued. “There are always concerns or risks regarding raw material costs, which are at high levels and trending upward, as well as economic and industry effects. We believe that we will be able to continue operational improvements in the fourth quarter and inventory levels will remain at low levels throughout the rest of the year.

“Overall, we expect to build on the momentum we have established during 2007. We are pleased with our results thus far, but are determined to continue reviewing and improving on all aspects of our company so that we can provide the greatest returns possible for all of our stakeholders,” Armes concluded.

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has 66 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute its cost reduction/Asian strategies;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions; and

•	the failure of the Company to achieve the full cost reduction and profit improvement targets set forth in presentations made by senior management and filed on Forms 8-K on September 7, 2006, October 31, 2006 and April 5, 2007.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Dollar amounts in thousands except per share amounts)
	Quarter Ended		Nine Months Ended
	September 30		September 30
	2006	2007	2006	2007
Net sales	$689,902	$767,710	$1,860,119	$2,167,445
Cost of products sold	638,859	691,627	1,738,634	1,945,161

Gross profit	51,043	76,083	121,485	222,284
Selling, general and administrative	54,790	42,559	146,705	127,390
Restructuring charges	1,315	776	1,315	3,515

Operating profit (loss)	(5,062)	32,748	(26,535)	91,379
Interest expense	12,964	12,351	35,360	37,027
Interest income	(2,064)	(4,506)	(7,132)	(12,294)
Debt extinguishment	—	1,541	(77)	1,541
Dividend from unconsolidated subsidiary	—	—	(4,286)	(2,007)
Other income — net	(1,529)	(4,762)	(1,416)	(11,015)

Income (loss) from continuing operations
before income taxes	(14,433)	28,124	(48,984)	78,127
Income tax benefit (expense)	(7,610)	(6,861)	7,829	(18,417)

Income (loss) from continuing operations
before noncontrolling shareholders’ interests	(22,043)	21,263	(41,155)	59,710
Noncontrolling shareholders’ interests	(1,483)	(3,418)	(4,953)	(6,745)

Income (loss) from continuing operations	(23,526)	17,845	(46,108)	52,965
Income (loss) from discontinued operations,
net of income taxes	(1,467)	12,359	(4,770)	15,603

Net income (loss)	$(24,993)	$30,204	$(50,878)	$68,568

Basic earnings (loss) per share
Income (loss) from continuing operations	$(0.38)	$0.29	$(0.75)	$0.85
Income (loss) from discontinued operations	$(0.02)	$0.20	$(0.08)	$0.25

Net income (loss)	$(0.41) *	$0.48 *	$(0.83)	$1.11 *
Diluted earnings (loss) per share
Income (loss) from continuing operations	$(0.38)	$0.28	$(0.75)	$0.84
Income (loss) from discontinued operations	$(0.02)	$0.19	$(0.08)	$0.25

Net income (loss)	$(0.41) *	$0.48 *	$(0.83)	$1.09
Weighted average shares outstanding
Basic	61,339	62,603	61,336	62,023
Diluted	61,339	63,519	61,336	62,807
Depreciation	$32,895	$32,512	$94,104	$97,046
Amortization	$1,199	$1,252	$3,551	$4,523
Capital expenditures	$49,760	$26,189	$123,181	$103,771
Segment information
Net sales
North American Tire	$525,788	$576,276	$1,433,937	$1,624,546
International Tire	192,659	235,860	503,636	653,317
Eliminations	(28,545)	(44,426)	(77,454)	(110,418)
Segment profit (loss)
North American Tire	(1,026)	26,948	(28,075)	74,436
International Tire	3,137	7,179	14,262	25,064
Eliminations	566	731	(1,105)	319
Unallocated corporate charges	(7,739)	(2,110)	(11,617)	(8,440)
CONSOLIDATED BALANCE SHEETS
	Sept 30, 2006	Sept 30, 2007
Assets
Current assets:
Cash and cash equivalents	$105,137	$301,839
Short-term investments	—	50,087
Accounts receivable	449,130	399,596
Inventories	409,132	304,457
Other current assets	31,892	151,751
Deferred income taxes	12,971	—
Assets of discontinued operations	62,236	52,145

Total current assets	1,070,498	1,259,875
Property, plant and equipment	968,364	984,487
Goodwill	57,133	24,439
Restricted cash	13,243	7,673
Intangibles and other assets	353,543	103,797

	$2,462,781	$2,380,271

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$110,850	$112,980
Payable to noncontrolling owner	54,159	7,517
Trade payables and accrued liabilities	389,167	419,627
Income taxes	1,808	4,301
Liabilities of discontinued operations	14,430	16,690

Total current liabilities	570,414	561,115
Long-term debt	513,013	495,076
Postretirement benefits other than pensions	190,503	265,433
Other long-term liabilities	228,447	212,646
Long-term liabilities of discontinued operations	8,827	10,482
Deferred income taxes	12,971	—
Noncontrolling shareholders’ interests	60,578	83,183
Stockholders’ equity	878,028	752,336

	$2,462,781	$2,380,271

* Amounts do not add due to rounding.
These interim statements are subject to year-end adjustments.
Certain amounts from 2006 have been reclassed to conform to 2007 presentation.